Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data” and “Experts” and to the use of our reports dated August 3, 2001 on MedSource Technologies, Inc. and subsidiaries, October 27, 1999 on The MicroSpring Company, Inc., April 14, 2000 on National Wire and Stamping, Inc., June 13, 2000 on Texcel, Inc., and July 25, 2000 on Portlyn Corporation in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-76842) incorporated by reference into this Registration Statement on Form S-1 and related Prospectus, filed under Rule 462(b) by MedSource Technologies, Inc. for the registration of its common stock.

Our audits also included the financial statement schedules of MedSource Technologies, Inc., The MicroSpring Company, Inc. and Texcel, Inc. listed in Part II. These schedules are the responsibility of the applicable company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 26, 2002